Difran Pty.Ltd.
                                                            601/72 Moray Street,
                                                                        NEW FARM
                                                                        QLD 4005

Mr Milton McColl
Progen Industries
P.O. Box 28
RICHLANDS
QLD 4077

Dear Milton,

          RE: LEASE 2806 IPSWICH ROAD DARRA.

As per our telephone discussion we confirm that Progen's exercising of it's 3 year option period is acceptable to us. The current lease will therefore continue until 29th March 2007. During this time there will be no increase in rent other than the usual CPI adjustments provided for in the lease.

As the next CPI adjustment is due on rental for the month of April 2004 I have included the calculations for it herewith.

The formula is:                present rent X           CPI 12/03
                                                        ---------
                                                        CPI 12/02


Present rent :                       8,055.79
CPI 12/03 :                            144.2
CPI 12/02 :                            139.9


Rent for 1st April 2004 = $8,055.79 X  144.2  =             $8,303.39
                                       -------
                                       139.9

                                                             $ 830.34        GST
                                                            --------------------
                                                            $9,133.73      Total

April tax invoice will reflect the above.

Yours Faithfully,

/s/ Frank J. Calvisi

Frank J. Calvisi


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